National General Holdings Corp. Reports Third Quarter 2017 Results

NEW YORK, November 8, 2017 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ:NGHC) today reported third quarter 2017 net income of $46.2 million or $0.43 per diluted share, compared to net income of $19.9 million or $0.18 per diluted share in the third quarter of 2016. Third quarter 2017 operating earnings(1) was $26.6 million or $0.24 per diluted share, compared to $31.7 million or $0.29 per diluted share in the third quarter of 2016.
Third Quarter 2017 Highlights Versus Third Quarter 2016*

•
Gross written premium grew $249.3 million or 29.3% to $1,100.7 million, driven by added premiums from the acquisitions of Direct General and Standard Property and Casualty Insurance Company, and organic growth within our P&C business of 19.3%, or 26.4% excluding the decline in lender-placed premiums, and continued growth of our A&H segment.

•
The overall combined ratio(10,14) was 98.2% compared to 94.6% in the prior year’s quarter, excluding non-cash amortization of intangible assets. The P&C segment reported an increase in combined ratio to 98.1% from 94.5% in the prior year’s quarter, due to $52.4 million of losses, or 7.6 P&C loss ratio points, from Hurricanes Harvey, Irma and Maria. Excluding the aforementioned hurricane-related losses, the P&C segment combined ratio(17) was 90.5% and NGHC overall combined ratio(17) was 91.8%. The A&H segment reported a combined ratio of 98.6% compared to 95.4% in the prior year’s quarter, with the increase driven by the EuroAccident business.

•
Total revenue grew by $200.1 million or 23.3% to $1.1 billion, primarily driven by the aforementioned premium growth, service and fee income growth of $27.4 million or 26.0%, and an increase in ceding commission income of $28.8 million, primarily related to the new quota share agreements announced in the quarter.

•
Shareholders’ equity was $1.96 billion and fully diluted book value per share was $14.16 at September 30, 2017, growth of 3.4% and 4.7%, respectively, from December 31, 2016. Our trailing twelve month operating return on average equity (ROE)(16) was 7.7% as of September 30, 2017.

•
Third quarter 2017 operating earnings exclude the following material items, net of tax: $31.0 million or $0.29 per share of net gain on investments, $6.0 million or $0.06 per share of non-cash amortization of intangible assets and losses of $2.8 million or $0.03 per share from earnings of equity method investments.

•
We expect to recognize between $40-45 million in pre-tax losses, net of reinsurance, in the fourth quarter of 2017 from the fires that impacted Northern California in October 2017. This amount excludes reinstatement premiums.

Barry Karfunkel, National General’s President and CEO, stated: “This quarter was one of great accomplishment for National General. We continue to deliver strong organic growth within our auto, home and health lines of business while executing on our plan to return our lender placed business to profitability. We also set the stage for further growth by entering into quota share agreements with a high quality group of reinsurers for our auto and home lines of business. We’re extremely pleased to have closed on the acquisition of our policy administration system, NPS, which is at the heart of National General’s competitive advantage in the Personal Lines marketplace and we look forward to the benefits that will come from owning one of our most important assets.
We were able to post strong underwriting results despite one of the most active catastrophic loss periods in recent history, from a multitude of hurricanes impacting the Southern region to what will likely be the costliest wildfire in Northern California history.  We are here to support our insureds and I’m proud of the way our team has responded to these events.  Our diversified, niche portfolio was also able to generate profitable returns in our P&C segment despite the losses.
Finally, I’m excited to announce the addition of Jay Nichols to our Board of Directors. Jay has a wealth of industry experience that will benefit our growing company.”

*NOTE: Unless specified otherwise, discussion of our third quarter 2017 and 2016 results do not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders.

Overview of Third Quarter 2017 as Compared to Third Quarter 2016

Gross written premium grew 29.3% to $1,100.7 million, net written premium decreased by 24.7% to $578.0 million (or grew by 29.7% excluding the quota share) and net earned premium grew 12.0% to $822.3 million. Premium growth was driven by several key factors: underlying organic growth within our P&C segment, continued growth of our A&H segment, and additional premiums from the acquisitions of Direct General and Standard Property and Casualty Insurance Company. The third quarter quota share impact on net written premiums includes both the cession of business written during the quarter and the initial transfer of unearned premium related to policies in force at the treaty effective date.

Service and fee income grew 26.0% to $133.1 million, driven by added service and fee income from our recent completed transactions, primarily the Direct General acquisition which contributed an additional $23.5 million in the quarter.

Excluding non-cash amortization of intangible assets, the combined ratio(10,14,15) was 98.2% with a loss ratio(15) of 75.9% and an expense ratio(10,13,15) of 22.3%, compared to a prior year combined ratio of 94.6% with a loss ratio of 67.0% and an expense ratio of 27.6%. In the current year’s quarter, certain costs associated with claims handling were reclassified from general and administrative expenses to loss adjustment expenses when compared with the previous year’s quarter, resulting in an increase in loss and loss adjustment expense ratio and a decrease in expense ratio in corresponding amounts(15). The expense ratio also benefited from increased ceding commission related to the new quota shares.

Underwriting results detailed by each of our business segments are as follows:

•
Property & Casualty - Gross written premium grew by 29.9% to $979.4 million, net written premium decreased by 31.2% to $467.8 million (grew by 30.2% excluding the quota share), and net earned premium grew by 9.1% to $686.6 million. P&C gross written premium growth was driven by several key factors: organic growth of 19.3%, or 26.4% excluding the decline in lender-placed premiums, $96.1 million from the Direct General acquisition and $11.8 million from the Standard Property and Casualty Insurance Company acquisition, partially offset by a decrease in our lender-placed premiums. Service and fee income grew 53.6% to $100.6 million, driven by increased premium volume in the quarter and the addition of service and fee income from acquisitions completed during the prior year, particularly Direct General. Excluding non-cash amortization of intangible assets, the combined ratio(10,14) was 98.1% with a loss ratio of 77.0% and an expense ratio(10,13) of 21.1%, versus a prior year combined ratio of 94.5% with a loss ratio of 65.9% and an expense ratio of 28.6%. The loss ratio was impacted by pre-tax catastrophe losses of approximately $52.4 million related to Hurricanes Harvey, Irma and Maria. Excluding the aforementioned losses, the P&C segment combined ratio(17) was 90.5% in the quarter. In the current year’s quarter, the reclassification of certain costs associated with claims handling from general and administrative expenses to loss adjustment expenses impacted both the loss and expense ratios by identical amounts(15). The expense ratio also benefited from increased ceding commission related to the new quota shares.

•
Accident & Health - Gross written premium grew to $121.3 million, net written premium grew to $110.2 million, and net earned premium grew to $135.7 million, from $97.6 million, $87.4 million, and $105.1 million, respectively, in the prior year’s quarter. The A&H gross written premium increase was driven by the continued growth across the entire book. Service and fee income was $32.5 million compared to $40.2 million in the prior year’s quarter. The decrease in service and fee income primarily relates to mix of business sold in the quarter quarter versus the year-ago quarter. Excluding non-cash amortization of intangible assets, the combined ratio(10,14) was 98.6% with a loss ratio of 70.4% and an expense ratio(10,13,15) of 28.2%, versus a prior year combined ratio of 95.4% with a loss ratio of 73.4% and an expense ratio of 22.0%. The increase in the combined ratio was driven by the EuroAccident business.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $104.4 million, net written premium was $43.5 million, and net earned premium was $42.0 million. Reciprocal Exchanges combined ratio(10,14,15) excluding non-cash amortization of intangible assets was 94.3% with a loss ratio of 64.0% and an expense ratio(10,13) of 30.3%.

Investment income grew 4.0% to $27.4 million, reflecting an increase in the size of our investment portfolio as compared to the prior year’s quarter. Third quarter 2017 results included $47.7 million of net investment gains compared to a gain of $11.0 million in the third quarter of 2016. Total investments and cash and cash equivalents were $3.9 billion as of September 30, 2017. Accumulated other comprehensive income decreased to $9.3 million at September 30, 2017 from $12.7 million at December 31, 2016.

Interest expense was $11.5 million, up from $10.5 million in the prior year’s quarter due to an increased amount of debt on our balance sheet. Debt was $754.9 million at September 30, 2017, up from $675.5 million at September 30, 2016, as a result of debt assumed from our prior acquisitions.

Earnings of equity investments (predominantly our investment in Life Settlement Entities and alternative investments) was a $4.3 million loss in the third quarter of 2017 versus a $3.0 million gain in the prior year’s quarter primarily reflecting a normalized level of amortization from our real estate investment portfolio and the sale by the life settlement entities of 114 policies in the quarter.

The third quarter of 2017 provision for income taxes was $6.9 million and the effective tax rate for the quarter was 10.5% compared with incomes taxes of $9.1 million and an effective tax rate of 26.5% in the third quarter of 2016. The decrease in the effective tax rate was primarily driven by the reduction of our estimate of annual pre-tax income.

National General Holding Corp.’s shareholders’ equity was $1,957.4 million at September 30, 2017, growth of 3.4% from $1,893.8 million at December 31, 2016. Fully diluted book value per share was $14.16 at September 30, 2017, growth of 4.7% from $13.52 at December 31, 2016. Our trailing twelve month operating return on average equity (ROE)(16) was 7.7% as of September 30, 2017.

Year-to-Date P&C Segment Notable Large Losses
2017 Quarter		P&C Notable Large Losses and LAE ($ millions)	P&C Loss Ratio Points*	EPS Impact After Tax
Q3	Hurricane Maria	$5.0	0.7%	$0.03
Q3	Hurricane Irma	$25.1	3.7%	$0.15
Q3	Hurricane Harvey	$22.3	3.2%	$0.13
Q2	Hail event	$7.0	0.9%	$0.04
Q2	Increased Loss Estimate from Q1 West Coast Storms	$9.1	1.1%	$0.05
Q1	West Coast Storms	$8.9	1.2%	$0.05

* Loss ratio points related to P&C net earned premium in quarter the loss event was recorded.

Conference Call

On Thursday, November 9, 2017 at 9:00 AM ET, President and Chief Executive Officer Barry Karfunkel and Chief Financial Officer Mike Weiner will review results and discuss business conditions via a conference call that may be accessed as follows:

Toll-Free U.S. Dial-in:        888-267-2845
International Dial-in:        973-413-6102
Conference Entry Code:        784681
Webcast Registration:        http://ir.nationalgeneral.com/events.cfm

A replay of the conference call will be accessible from 2:00 PM ET on Thursday, November 9, 2017 to 11:59 PM ET on Thursday, November 23, 2017 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 784681. In addition, a replay of the webcast can also be retrieved at
http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, large loss activity including hurricanes and wildfires, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with AmTrust Financial Services, Inc., ACP Re Ltd., Maiden Holdings, Ltd., or third party agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company’s filings with the Securities and Exchange Commission.

Income Statement - Third Quarter
$ in thousands
(Unaudited)

	Three Months Ended September 30,
	2017				2016
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Revenues:
Gross written premium	$1,100,706	$104,406	$1,204,311	(A)	$851,371	$80,978	$931,459	(H)
Net written premium	578,021	43,533	621,554		767,319	39,066	806,385
Net earned premium	822,323	41,978	864,301		734,343	35,507	769,850

Ceding commission income	30,901	19,201	50,102		2,136	12,461	14,597
Service and fee income	133,057	4,084	122,526	(B)	105,636	1,360	95,662	(I)
Net investment income	27,423	2,189	27,147	(C)	26,368	3,405	27,676	(J)
Net gain (loss) on investments	47,659	(54)	47,605		10,997	96	11,093
Other-than-temporary impairment loss	—	—	—		(22,102)	—	(22,102)
Other income (expense)	(3,901)	—	(3,901)		—	—	—
Total revenues	$1,057,462	$67,398	$1,107,780	(D)	$857,378	$52,829	$896,776	(K)

Expenses:
Loss and loss adjustment expense	$624,362	$26,856	$651,218		$491,948	$17,905	$509,853
Acquisition costs and other underwriting expenses	146,469	17,116	163,585		135,057	5,683	140,740
General and administrative expenses	209,923	18,819	214,127	(E)	185,615	24,456	198,737	(L)
Interest expense	11,495	2,465	11,495	(F)	10,455	2,097	10,455	(M)
Total expenses	$992,249	$65,256	$1,040,425	(G)	$823,075	$50,141	$859,785	(N)

Income before provision (benefit) for income taxes and earnings (losses) of equity method investments	$65,213	$2,142	$67,355		$34,303	$2,688	$36,991
Provision (benefit) for income taxes	6,867	831	7,698		9,090	(285)	8,805
Income before earnings (losses) of equity method investments	58,346	1,311	59,657		25,213	2,973	28,186
Earnings (losses) of equity method investments (related parties)	(4,297)	—	(4,297)		2,953	—	2,953
Net income before non-controlling interest and dividends on preferred shares	54,049	1,311	55,360		28,166	2,973	31,139
Less: net income attributable to non-controlling interest	—	1,311	1,311		36	2,973	3,009
Net income before dividends on preferred shares	54,049	—	54,049		28,130	—	28,130
Less: dividends on preferred shares	7,875	—	7,875		8,208	—	8,208
Net income available to common stockholders	$46,174	$—	$46,174		$19,922	$—	$19,922

NOTES: Consolidated column includes eliminations as follows: (A) $(801), (B) $(14,615), (C) $(2,465), (D) $(17,080), (E) $(14,615), (F) $(2,465), (G) $(17,080), (H) $(890), (I) $(11,334), (J) $(2,097), (K) $(13,431), (L) $(11,334), (M) $(2,097) and (N) $(13,431).

Income Statement - Year to Date
$ in thousands
(Unaudited)

	Nine Months Ended September 30,
	2017				2016 (1)
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Revenues:
Gross written premium	$3,309,912	$285,779	$3,593,289	(A)	$2,441,613	$158,148	$2,598,160	(H)
Net written premium	2,603,816	136,477	2,740,293		2,210,225	78,196	2,288,421
Net earned premium	2,642,957	123,266	2,766,223		2,066,175	71,535	2,137,710

Ceding commission income (loss)	37,047	54,557	91,604		(2,964)	27,370	24,406
Service and fee income	406,482	7,658	373,644	(B)	302,209	2,555	282,623	(I)
Net investment income	82,872	7,220	82,983	(C)	75,399	5,653	76,874	(J)
Net gain on investments	39,810	6,133	45,943		19,169	237	19,406
Other-than-temporary impairment loss	(25)	—	(25)		(22,102)	—	(22,102)
Other income (expense)	(198)	—	(198)		—	—	—
Total revenues	$3,208,945	$198,834	$3,360,174	(D)	$2,437,886	$107,350	$2,518,917	(K)

Expenses:
Loss and loss adjustment expense	$1,889,174	$88,776	$1,977,950		$1,355,620	$35,641	$1,391,261
Acquisition costs and other underwriting expenses	480,845	46,836	527,681		356,343	6,176	362,513	(L)
General and administrative expenses	658,871	62,431	680,806	(E)	538,902	49,717	566,484	(M)
Interest expense	34,590	7,109	34,590	(F)	28,535	4,178	28,535	(N)
Total expenses	$3,063,480	$205,152	$3,221,027	(G)	$2,279,400	$95,712	$2,348,793	(O)

Income (loss) before provision (benefit) for income taxes and earnings (losses) of equity method investments	$145,465	$(6,318)	$139,147		$158,486	$11,638	$170,124
Provision (benefit) for income taxes	28,373	(1,345)	27,028		41,998	(559)	41,439
Income (loss) before earnings (losses) of equity method investments	117,092	(4,973)	112,119		116,488	12,197	128,685
Earnings (losses) of equity method investments (related parties)	(18,258)	—	(18,258)		16,991	—	16,991
Net income (loss) before non-controlling interest and dividends on preferred shares	98,834	(4,973)	93,861		133,479	12,197	145,676
Less: net income (loss) attributable to non-controlling interest	—	(4,973)	(4,973)		52	12,197	12,249
Net income before dividends on preferred shares	98,834	—	98,834		133,427	—	133,427
Less: dividends on preferred shares	23,625	—	23,625		16,458	—	16,458
Net income available to common stockholders	$75,209	$—	$75,209		$116,969	$—	$116,969

NOTES: Consolidated column includes eliminations as follows: (A) $(2,402), (B) $(40,496), (C) $(7,109), (D) $(47,605), (E) $(40,496), (F) $(7,109), (G) $(47,605), (H) $(1,601), (I) $(22,141), (J) $(4,178), (K) $(26,319), (L) $(6), (M) $(22,135), (N) $(4,178) and (O) $(26,319).

(1) The Reciprocal Exchanges did not meet the criteria for consolidation under GAAP for the Three Months Ended March 31, 2016.

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income available to common stockholders	$46,174	$19,922	$75,209	$116,969
Basic net income per common share	$0.43	$0.19	$0.71	$1.11
Diluted net income per common share	$0.43	$0.18	$0.69	$1.08

Operating earnings attributable to NGHC(1)	$26,552	$31,673	$88,841	$122,638
Basic operating earnings per common share(1)	$0.25	$0.30	$0.83	$1.16
Diluted operating earnings per common share(1)	$0.24	$0.29	$0.82	$1.13

Dividends declared per common share	$0.04	$0.04	$0.12	$0.10

Weighted average number of basic shares outstanding	106,645,601	106,002,337	106,556,662	105,801,817
Weighted average number of diluted shares outstanding	108,520,964	108,423,998	108,690,139	108,053,177
Shares outstanding, end of period	106,670,768	106,088,008
Fully diluted shares outstanding, end of period	108,546,131	108,509,669
Book value per share	$14.41	$14.07
Fully diluted book value per share	$14.16	$13.76

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income available to common stockholders	$46,174	$19,922	$75,209	$116,969
Add (subtract):
Net (gain) on investments	(47,659)	(10,997)	(39,810)	(19,169)
Other-than-temporary impairment losses	—	22,102	25	22,102
Other (income) expense	3,901	—	198	—
Equity in (earnings) losses of equity method investments (related parties)	4,297	(2,953)	18,258	(16,991)
Non-cash amortization of intangible assets	9,274	9,927	42,301	22,779
Income tax at 35%	10,565	(6,328)	(7,340)	(3,052)
Operating earnings attributable to NGHC (1)	$26,552	$31,673	$88,841	$122,638

Operating earnings per common share:
Basic operating earnings per common share	$0.25	$0.30	$0.83	$1.16
Diluted operating earnings per common share	$0.24	$0.29	$0.82	$1.13

NOTE: Our definition of Operating Earnings has been revised and now excludes the impact of equity in (earnings) losses of equity method investments (life settlements and real estate investments). Previously, Operating Earnings included life settlements and certain real estate investments.

Balance Sheet
$ in thousands

	September 30, 2017 (unaudited)				December 31, 2016 (audited)
ASSETS	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Total investments (2)	$3,580,273	$346,629	$3,837,784	(A)	$3,456,112	$306,345	$3,673,449	(J)
Cash and cash equivalents	326,637	4,091	330,728		212,894	7,405	220,299
Premiums and other receivables, net	1,293,691	47,946	1,340,836	(B)	1,044,272	47,198	1,090,669	(K)
Reinsurance recoverable (3)	1,052,234	87,646	1,139,880		892,264	55,972	948,236
Intangible assets, net	390,306	3,730	394,036		456,695	11,025	467,720
Goodwill	190,713	—	190,713		155,290	—	155,290
Other (4)	1,129,992	122,869	1,239,464	(C)	621,679	89,764	689,318	(L)
Total assets	$7,963,846	$612,911	$8,473,441	(D)	$6,839,206	$517,709	$7,244,981	(M)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$2,426,619	$139,818	$2,566,437		$2,127,997	$137,075	$2,265,072
Unearned premiums and other revenue	1,772,551	196,745	1,969,296		1,502,562	163,326	1,665,888
Reinsurance payable (5)	288,622	43,633	331,454	(E)	78,949	20,662	98,810	(N)
Accounts payable and accrued expenses (6)	585,719	40,016	612,338	(F)	330,210	13,179	336,991	(O)
Debt	754,922	89,118	754,922	(G)	752,001	89,008	752,001	(P)
Other	178,055	78,476	256,531		153,658	62,784	200,715	(Q)
Total liabilities	$6,006,488	$587,806	$6,490,978	(H)	$4,945,377	$486,034	$5,319,477	(R)
Stockholders’ equity:
Common stock (7)	$1,067	$—	$1,067		$1,064	$—	$1,064
Preferred stock (8)	420,000	—	420,000		420,000	—	420,000
Additional paid-in capital	919,477	—	919,477		914,706	—	914,706
Accumulated other comprehensive income	9,259	—	9,259		12,710	—	12,710
Retained earnings	607,555	—	607,555		545,106	—	545,106
Total National General Holdings Corp. stockholders’ equity	1,957,358	—	1,957,358		1,893,586	—	1,893,586
Non-controlling interest	—	25,105	25,105		243	31,675	31,918
Total stockholders’ equity	$1,957,358	$25,105	$1,982,463		$1,893,829	$31,675	$1,925,504
Total liabilities and stockholders’ equity	$7,963,846	$612,911	$8,473,441	(I)	$6,839,206	$517,709	$7,244,981	(S)

NOTES: Consolidated column includes eliminations as follows: (A) $(89,118), (B) $(801), (C) $(13,397), (D) $(103,316), (E) $(801), (F) $(13,397), (G) $(89,118), (H) $(103,316), (I) $(103,316), (J) $(89,008), (K) $(801), (L) $(22,125), (M) $(111,934), (N) $(801), (O) $(6,398), (P) $(89,008), (Q) $(15,727), (R) $(111,934) and (S) $(111,934).

Segment Information - Third Quarter
$ in thousands
(Unaudited)

	Three Months Ended September 30,
	2017				2016
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Gross written premium	$979,440	$121,266	$1,100,706	$104,406	$753,747	$97,624	$851,371	$80,978
Net written premium	467,824	110,197	578,021	43,533	679,944	87,375	767,319	39,066
Net earned premium	686,596	135,727	822,323	41,978	629,261	105,082	734,343	35,507

Ceding commission income	30,675	226	30,901	19,201	1,809	327	2,136	12,461
Service and fee income	100,565	32,492	133,057	4,084	65,478	40,158	105,636	1,360
Total underwriting revenues	$817,836	$168,445	$986,281	$65,263	$696,548	$145,567	$842,115	$49,328

Loss and loss adjustment expense	528,875	95,487	624,362	26,856	414,801	77,147	491,948	17,905
Acquisition costs and other	112,643	33,826	146,469	17,116	102,221	32,836	135,057	5,683
General and administrative	171,460	38,463	209,923	18,819	153,246	32,369	185,615	24,456
Total underwriting expenses	$812,978	$167,776	$980,754	$62,791	$670,268	$142,352	$812,620	$48,044

Underwriting income	4,858	669	5,527	2,472	26,280	3,215	29,495	1,284
Non-cash amortization of intangible assets	7,994	1,280	9,274	(69)	8,368	1,559	9,927	7,000
Underwriting income before amortization and impairment	$12,852	$1,949	$14,801	$2,403	$34,648	$4,774	$39,422	$8,284

Underwriting ratios
Loss and loss adjustment expense ratio (9)	77.0%	70.4%	75.9%	64.0%	65.9%	73.4%	67.0%	50.4%
Operating expense ratio (Non-GAAP) (10,11)	22.3%	29.2%	23.4%	30.1%	29.9%	23.5%	29.0%	46.0%
Combined ratio (Non-GAAP) (10,12)	99.3%	99.6%	99.3%	94.1%	95.8%	96.9%	96.0%	96.4%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (9)	77.0%	70.4%	75.9%	64.0%	65.9%	73.4%	67.0%	50.4%
Operating expense ratio (Non-GAAP) (10,13)	21.1%	28.2%	22.3%	30.3%	28.6%	22.0%	27.6%	26.2%
Combined ratio before amortization and impairment (Non-GAAP) (10,14)	98.1%	98.6%	98.2%	94.3%	94.5%	95.4%	94.6%	76.6%

NOTE: Loss and loss adjustment expenses for the three months ended September 30, 2017 included $4,961 of unfavorable development on prior accident year loss and loss adjustment expense reserves in the P&C segment, and $2,738 of unfavorable development in the A&H segment, versus $705 of unfavorable development in the P&C segment, and $450 of favorable development in the A&H segment for the three months ended September 30, 2016.

Segment Information - Year to Date
$ in thousands
(Unaudited)

	Nine Months Ended September 30,
	2017				2016
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges (1)
Gross written premium	$2,865,717	$444,195	$3,309,912	$285,779	$2,086,241	$355,372	$2,441,613	$158,148
Net written premium	2,194,256	409,560	2,603,816	136,477	1,888,660	321,565	2,210,225	78,196
Net earned premium	2,243,452	399,505	2,642,957	123,266	1,758,311	307,864	2,066,175	71,535

Ceding commission income (loss)	36,263	784	37,047	54,557	(4,019)	1,055	(2,964)	27,370
Service and fee income	298,674	107,808	406,482	7,658	189,739	112,470	302,209	2,555
Total underwriting revenues	$2,578,389	$508,097	$3,086,486	$185,481	$1,944,031	$421,389	$2,365,420	$101,460

Loss and loss adjustment expense	1,642,053	247,121	1,889,174	88,776	1,123,353	232,267	1,355,620	35,641
Acquisition costs and other	368,770	112,075	480,845	46,836	275,171	81,172	356,343	6,176
General and administrative	536,353	122,518	658,871	62,431	445,053	93,849	538,902	49,717
Total underwriting expenses	$2,547,176	$481,714	$3,028,890	$198,043	$1,843,577	$407,288	$2,250,865	$91,534

Underwriting income (loss)	31,213	26,383	57,596	(12,562)	100,454	14,101	114,555	9,926
Non-cash amortization of intangible assets	38,006	4,295	42,301	6,909	17,843	4,936	22,779	13,726
Underwriting income (loss) before amortization and impairment	$69,219	$30,678	$99,897	$(5,653)	$118,297	$19,037	$137,334	$23,652

Underwriting ratios
Loss and loss adjustment expense ratio (9)	73.2%	61.9%	71.5%	72.0%	63.9%	75.4%	65.6%	49.8%
Operating expense ratio (Non-GAAP) (10,11)	25.4%	31.5%	26.3%	38.2%	30.4%	20.0%	28.8%	36.3%
Combined ratio (Non-GAAP) (10,12)	98.6%	93.4%	97.8%	110.2%	94.3%	95.4%	94.4%	86.1%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (9)	73.2%	61.9%	71.5%	72.0%	63.9%	75.4%	65.6%	49.8%
Operating expense ratio (Non-GAAP) (10,13)	23.7%	30.5%	24.7%	32.6%	29.4%	18.4%	27.7%	17.1%
Combined ratio before amortization and impairment (Non-GAAP) (10,14)	96.9%	92.4%	96.2%	104.6%	93.3%	93.8%	93.3%	66.9%

NOTES: (1) Reciprocal Exchanges' column for the nine months ended September 30, 2016 excludes its operating results from January 1, 2016 to March 31, 2016.

Loss and loss adjustment expenses for the nine months ended September 30, 2017 included $7,177 of unfavorable development on prior accident year loss and loss adjustment expense reserves in the P&C segment, and $10,106 of favorable development in the A&H segment, versus $6,629 of favorable development in the P&C segment, and $3,134 of unfavorable development in the A&H segment for the nine months ended September 30, 2016.

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended September 30,
	2017				2016
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Total underwriting expenses	$812,978	$167,776	$980,754	$62,791	$670,268	$142,352	$812,620	$48,044
Less: Loss and loss adjustment expense	528,875	95,487	624,362	26,856	414,801	77,147	491,948	17,905
Less: Ceding commission income	30,675	226	30,901	19,201	1,809	327	2,136	12,461
Less: Service and fee income	100,565	32,492	133,057	4,084	65,478	40,158	105,636	1,360
Operating expense	152,863	39,571	192,434	12,650	188,180	24,720	212,900	16,318
Net earned premium	$686,596	$135,727	$822,323	$41,978	$629,261	$105,082	$734,343	$35,507
Operating expense ratio (Non-GAAP)	22.3%	29.2%	23.4%	30.1%	29.9%	23.5%	29.0%	46.0%

Total underwriting expenses	$812,978	$167,776	$980,754	$62,791	$670,268	$142,352	$812,620	$48,044
Less: Loss and loss adjustment expense	528,875	95,487	624,362	26,856	414,801	77,147	491,948	17,905
Less: Ceding commission income	30,675	226	30,901	19,201	1,809	327	2,136	12,461
Less: Service and fee income	100,565	32,492	133,057	4,084	65,478	40,158	105,636	1,360
Less: Non-cash amortization of intangible assets	7,994	1,280	9,274	(69)	8,368	1,559	9,927	7,000
Operating expense before amortization and impairment	144,869	38,291	183,160	12,719	179,812	23,161	202,973	9,318
Net earned premium	$686,596	$135,727	$822,323	$41,978	$629,261	$105,082	$734,343	$35,507
Operating expense ratio before amortization and impairment (Non-GAAP)	21.1%	28.2%	22.3%	30.3%	28.6%	22.0%	27.6%	26.2%

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Nine Months Ended September 30,
	2017				2016
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Total underwriting expenses	$2,547,176	$481,714	$3,028,890	$198,043	$1,843,577	$407,288	$2,250,865	$91,534
Less: Loss and loss adjustment expense	1,642,053	247,121	1,889,174	88,776	1,123,353	232,267	1,355,620	35,641
Less: Ceding commission income (loss)	36,263	784	37,047	54,557	(4,019)	1,055	(2,964)	27,370
Less: Service and fee income	298,674	107,808	406,482	7,658	189,739	112,470	302,209	2,555
Operating expense	570,186	126,001	696,187	47,052	534,504	61,496	596,000	25,968
Net earned premium	$2,243,452	$399,505	$2,642,957	$123,266	$1,758,311	$307,864	$2,066,175	$71,535
Operating expense ratio (Non-GAAP)	25.4%	31.5%	26.3%	38.2%	30.4%	20.0%	28.8%	36.3%

Total underwriting expenses	$2,547,176	$481,714	$3,028,890	$198,043	$1,843,577	$407,288	$2,250,865	$91,534
Less: Loss and loss adjustment expense	1,642,053	247,121	1,889,174	88,776	1,123,353	232,267	1,355,620	35,641
Less: Ceding commission income (loss)	36,263	784	37,047	54,557	(4,019)	1,055	(2,964)	27,370
Less: Service and fee income	298,674	107,808	406,482	7,658	189,739	112,470	302,209	2,555
Less: Non-cash amortization of intangible assets	38,006	4,295	42,301	6,909	17,843	4,936	22,779	13,726
Operating expense before amortization and impairment	532,180	121,706	653,886	40,143	516,661	56,560	573,221	12,242
Net earned premium	$2,243,452	$399,505	$2,642,957	$123,266	$1,758,311	$307,864	$2,066,175	$71,535
Operating expense ratio before amortization and impairment (Non-GAAP)	23.7%	30.5%	24.7%	32.6%	29.4%	18.4%	27.7%	17.1%

Premiums by Business Line
$ in thousands
(Unaudited)

	Three Months Ended September 30,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2017	2016	Change	2017	2016	Change	2017	2016	Change
Property & Casualty
Personal Auto	$599,608	$384,670	55.9%	$318,773	$344,605	(7.5)%	$428,112	$312,654	36.9%
Homeowners	154,352	136,437	13.1%	(18,881)	120,242	(115.7)%	68,042	100,875	(32.5)%
RV/Packaged	49,928	42,964	16.2%	49,547	42,705	16.0%	45,742	40,727	12.3%
Small Business Auto	79,296	72,692	9.1%	43,505	66,790	(34.9)%	60,013	59,791	0.4%
Lender-placed insurance	84,447	105,249	(19.8)%	70,581	99,824	(29.3)%	79,048	103,751	(23.8)%
Other	11,809	11,735	0.6%	4,299	5,778	(25.6)%	5,639	11,463	(50.8)%
Property & Casualty	979,440	753,747	29.9%	467,824	679,944	(31.2)%	686,596	629,261	9.1%

Accident & Health	121,266	97,624	24.2%	110,197	87,375	26.1%	135,727	105,082	29.2%
Total National General	$1,100,706	$851,371	29.3%	$578,021	$767,319	(24.7)%	$822,323	$734,343	12.0%

Reciprocal Exchanges
Personal Auto	$39,040	$25,345	54.0%	$12,533	$15,047	(16.7)%	$15,167	$13,860	9.4%
Homeowners	64,240	53,534	20.0%	30,497	22,948	32.9%	26,382	20,275	30.1%
Other	1,126	2,099	(46.4)%	503	1,071	(53.0)%	429	1,372	(68.7)%
Reciprocal Exchanges	$104,406	$80,978	28.9%	$43,533	$39,066	11.4%	$41,978	$35,507	18.2%

Consolidated Total (A)	$1,204,311	$931,459	29.3%	$621,554	$806,385	(22.9)%	$864,301	$769,850	12.3%

NOTES: (A) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges of $(302) in Personal Auto and $(499) in Homeowners Gross Written Premium in 2017, respectively, and $(286) in Personal Auto and $(604) in Homeowners Gross Written Premium in 2016, respectively.

Premiums by Business Line
$ in thousands
(Unaudited)

	Nine Months Ended September 30,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2017	2016	Change	2017	2016	Change	2017	2016	Change
Property & Casualty
Personal Auto	$1,761,779	$1,107,963	59.0%	$1,387,024	$977,212	41.9%	$1,377,752	$875,480	57.4%
Homeowners	421,061	307,455	37.0%	217,590	276,677	(21.4)%	282,741	256,870	10.1%
RV/Packaged	147,280	129,260	13.9%	146,256	128,582	13.7%	129,706	117,261	10.6%
Small Business Auto	246,562	191,209	28.9%	195,577	174,731	11.9%	193,578	155,105	24.8%
Lender-placed insurance	251,091	325,436	(22.8)%	229,938	317,206	(27.5)%	241,990	335,076	(27.8)%
Other	37,944	24,918	52.3%	17,871	14,252	25.4%	17,685	18,519	(4.5)%
Property & Casualty	2,865,717	2,086,241	37.4%	2,194,256	1,888,660	16.2%	2,243,452	1,758,311	27.6%

Accident & Health	444,195	355,372	25.0%	409,560	321,565	27.4%	399,505	307,864	29.8%
Total National General	$3,309,912	$2,441,613	35.6%	$2,603,816	$2,210,225	17.8%	$2,642,957	$2,066,175	27.9%

Reciprocal Exchanges
Personal Auto	$102,420	$48,466	NA	$51,240	$28,500	NA	$48,523	$26,840	NA
Homeowners	180,616	105,170	NA	83,887	46,483	NA	73,533	39,879	NA
Other	2,743	4,512	NA	1,350	3,213	NA	1,210	4,816	NA
Reciprocal Exchanges (A)	$285,779	$158,148	NA	$136,477	$78,196	NA	$123,266	$71,535	NA

Consolidated Total (B)	$3,593,289	$2,598,160	38.3%	$2,740,293	$2,288,421	19.7%	$2,766,223	$2,137,710	29.4%

NOTES: (A) The Reciprocal Exchanges did not meet the criteria for consolidation under GAAP for the Three Months Ended March 31, 2016.
(B) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges of $(866) in Personal Auto and $(1,536) in Homeowners Gross Written Premium in 2017, respectively, and $(506) in Personal Auto and $(1,095) in Homeowners Gross Written Premium in 2016, respectively.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating earnings per share (“EPS”) are non-GAAP financial measures defined by the Company as net income/loss and basic and diluted earnings per share excluding after-tax net gain or loss on investments (including foreign exchange gain or loss), other-than-temporary impairment losses, bargain purchase gains, earnings or losses of equity method investments (related parties), non-cash impairment of goodwill and non-cash amortization of intangible assets. The Company believes operating earnings and basic and diluted operating EPS are relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(2) Total investments includes $352,330 and $390,688 in related parties at September 30, 2017 and December 31, 2016, respectively.
(3) Reinsurance recoverable includes $20,174 and $37,046 from related parties at September 30, 2017 and December 31, 2016, respectively.
(4) Other includes $1,167 and $1,298 from related parties at September 30, 2017 and December 31, 2016, respectively.
(5) Reinsurance payable includes $18,180 and $33,419 due to related parties at September 30, 2017 and December 31, 2016, respectively.
(6) Accounts payable and accrued expenses includes $179,118 and $29,271 to related parties at September 30, 2017 and December 31, 2016, respectively.
(7) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 106,670,768 shares - September 30, 2017; authorized 150,000,000 shares, issued and outstanding 106,428,092 shares - December 31, 2016.
(8) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 2,565,000 shares - September 30, 2017; authorized 10,000,000 shares, issued and outstanding 2,565,000 shares - December 31, 2016.
(9) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expense by net earned premium.
(10) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expenses by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(11) Operating expense ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(12) Combined ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General.

(13) Operating expense ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(14) Combined ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio before amortization and impairment (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(15) In the current year’s quarter, certain costs associated with claims handling were prospectively reclassified from general and administrative expenses to loss adjustment expenses. In the year-ago quarter, the corresponding change to the Property and Casualty segment would have been $28.2 million, negligible in the Accident and Health segment and $4.0 million in the Reciprocal Exchange.
(16) Trailing twelve month operating return on average equity is the ratio of the previous twelve months operating earnings to average shareholders’ equity for the periods presented. Average shareholders’ equity is the sum of the shareholders’ equity excluding preferred stock at the beginning and end of the period presented divided by two. In the opinion of the Company’s management this ratio is an important indicator of how well management creates value for its shareholders through its operating activities and capital management. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of net income to operating earnings, which is the Non-GAAP component of the operating return on average equity.
(17) Combined ratio excluding losses from Hurricanes Harvey, Irma and Maria is calculated by taking the combined ratio as defined in Note 14, and adjusting it to exclude the total net losses of $52.4 million from those three events. The company believes this measure enhances investors’ understanding of our results by eliminating what we believe are volatile and unusual events.

	Q3’17 Combined Ratio	Impact of Excluding Hurricane Losses	Q3’17 Combined Ratio Excluding Hurricane Losses

Overall NGHC	98.2%	6.4%	91.8%

P&C Segment	98.1%	7.6%	90.5%

Investor Contact

Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com